AMWEST INSURANCE GROUP, INC.
                                       AND
                              CONDOR SERVICES, INC.
                          ANNOUNCE COMPLETION OF MERGER

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  WOODLAND HILLS,  CA - March 14, 1996 -- Amwest  Insurance  Group,  Inc.
(AMEX, PSE - AMW) announced today the completion of the merger of Condor Services, Inc. (formerly NASDAQ - COND) into Amwest, following approval of the terms of the transaction by the stockholders of each of the two companies at meetings held earlier this morning. Under the terms of the merger agreement, each outstanding share of Condor common stock has been exchanged for 0.5 shares of Amwest common stock. The merger has a total equity value of approximately $13,200,000 based on the issuance of approximately 951,000 Amwest shares at $13 7/8 per Amwest share. Giving effect to the merger, Amwest now has 3,320,000 shares outstanding.

     Richard Savage, Chairman and Chief Executive Officer of Amwest stated: "The addition of Condor to the Amwest Group represents an excellent opportunity for us to expand our services beyond the surety market and is an important strategic step for both companies. For Amwest, the merger reduces the company's reliance on the public construction markets and allows us to pursue more diverse opportunities in the property/casualty business through a tightly focused company specializing in commercial and private passenger transportation programs. For Condor, the merger helps to provide sufficient capital and corporate infrastructure to expand its programs more rapidly than would have been possible as a separate entity."

     Condor's Chairman, Guy Main stated: "We are delighted with the transaction. We believe that the combination of Amwest and Condor is in the best interests of our stockholders, employees and customers. Surplus constraints and the additional costs of being a public company have reduced our ability to expand our transportation programs beyond our current customer base. We believe that Amwest's additional resources will allow Condor to profitably increase our underwriting capacity in the future. Further, I am personally excited about joining the Amwest Group and look forward to working with the Amwest team to help us achieve superior results in the years to come."

     Amwest's board and executive officers will continue to serve in the same capacities for the combined companies. Mr. Main has joined Amwest as an Executive Vice President and a member of the Amwest board, and will continue to serve as Chief Executive Officer and President of Condor Insurance Company.

     Amwest is a Woodland Hills, California based insurance holding company, specializing in surety bonds, including contract performance, court, contractors license and sales tax bonds.

     Prior to the completion of the merger, Condor was an insurance holding company, which, through its two operating subsidiaries, Condor Insurance Company and Raven Claims Services, Inc., provided certain property and casualty insurance coverages and services primarily to specialized segments of the trucking industry in California and Arizona and private passenger automotive coverages in Arizona. Condor Insurance Company and Raven Claims Services, Inc. will continue their respective businesses as subsidiaries of Amwest.


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